Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES third quarter 2016

financial and operating results

VANCOUVER, BRITISH COLUMBIA – November 9, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (“Golden Queen” or “the Company”) today announces its financial and operating results for the third quarter ended September 30, 2016, including total gold production of 7,975 ounces and revenue of US$13.5 million from its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California.

The Company’s financial results will be filed today on Form 10-Q with the regulatory agencies in Canada and the United States. All amounts herein are in US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

OPERATIONAL HIGHLIGHTS

•	Gold production of 7,975 ounces
•	Silver production of 87,849 ounces
•	Plant throughput averaged 8,479 tons per day in the third quarter of 2016
•	Average gold and silver grade processed this quarter was 0.016 ounces per ton gold and 0.362 ounces per ton silver
•	Ore in stockpile as at September 30, 2016 was 1.77 million tons containing an estimated 23,540 ounces of gold and 619,860 ounces of silver

FINANCIAL HIGHLIGHTS

•	$12.2 million equity financing completed in July 2016; net proceeds will be used to reduce debt
•	Attributable net income for the third quarter totaled $2.7 million, or $0.03 per share, on a basic and diluted basis
•	Revenue totaled $13.5 million in the third quarter
•	Gold sold in the third quarter totaled 8,715 ounces at an average realized gold price of $1,329 per ounce
•	Silver sold in the third quarter totaled 97,430 ounces at an average realized silver price of $19.22 per ounce
•	Cash balances as at September 30, 2016 totaled $31.2 million
•	Total cash costs net of silver by-products of $854 per ounce sold for the third quarter
•	All-in sustaining costs of $993 per ounce sold for the third quarter

During the third quarter ended September 30, 2016, the net income attributable to the Company was $2.7 million (or $0.03 per basic share), compared to a net loss of $1.9 million (or $0.02 per basic share), for the corresponding period in 2015.

In accordance with US GAAP, the Company began to recognize revenues and expenses related to the sale of metals in the second quarter of 2016. The Company sold 8,715 gold ounces at an average realized gold price of $1,329 per ounce and 97,430 silver ounces at an average realized silver price of $19.22 per ounce for total revenue in the third quarter of $13.5 million. The Company expensed $9.1 million in direct mining costs in the same quarter.

The Company had, on a consolidated basis, $175.9 million in assets, including $31.2 million in cash, and a working capital deficit of $17.4 million as at September 30, 2016, compared with $169.4 million in assets, including $37.6 million in cash, and a working capital deficit of $7.7 million as at December 31, 2015.

The financial position and results for the quarter ended September 30, 2016 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted:

Financial position as at:	September 30, 2016	December 31, 2015
Select Items - On a consolidated basis *	$	$
Cash	31,155,419	37,587,311
Inventory	9,694,911	1,935,599
Mineral property interests	134,727,606	128,562,572
Total assets	175,880,520	169,444,179
Working capital (deficit)	(17,428,374)	(7,743,109)
Current liabilities	58,581,288	47,722,334
Long term liabilities	23,947,215	27,330,560
Redeemable portion of non-controlling interest – Temporary equity	26,739,394	27,123,741
Non-controlling interest – Shareholders’ equity	40,109,091	40,685,611
Shareholders’ equity attributable to Golden Queen	26,503,532	26,581,933
Shareholders’ equity	66,612,623	67,267,544

Select Items - On a consolidated basis*	3 Months Ended September 30		9 Months Ended September 30
	2016	2015	2016	2015
Revenue	13,450,545	Nil	16,914,638	Nil
Direct mining costs	9,110,596	Nil	12,673,605	Nil
Net income (loss) and comprehensive income (loss) attributable to the Company **	2,738,207	(1,924,167)	(8,296,349)	(4,739,618)
Basic income (loss) per share attributable to the Company**	0.03	(0.02)	(0.08)	(0.05)
Diluted income (loss) per share attributable to the Company**	0.03	(0.02)	(0.08)	(0.05)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc., Golden Queen Mining Canada Ltd. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%. For select disclosure on a non-consolidated basis, please refer to the Form 10Q.

**Net income (loss) and comprehensive income (loss) attributable to Golden Queen, Golden Queen Canada Ltd. and Golden Queen Mining Holdings Inc. only. Excludes net income (loss) attributable to JV Partner.

OPERATING PERFORMANCE*

Metal Revenues	Q3’16	Q2’16
Gold sold (ounces)	8,715	2,362
Silver sold(ounces)	97,430	26,500
Average realized gold price	$ 1,329	$ 1,276
Average realized silver price	$ 19.22	$ 16.78
Metals revenues	$ 13,450,545	$ 3,464,093

	Q3’16	Q2’16
Ore mined (ton)	808,000	660,000
Ore mined (tonnes) Waste mined (ton)	798,300 1,773,000	598,750 1,193,000
Waste mined (tonnes) Total mined (ton)	1,608,500 2,581,000	1,082,300 1,853,000
Total mined (tonnes) Strip ratio (waste:ore)	2,341,500 2.2	1,681,000 1.8
Ore processed (tons)	763,157	646,211
Ore processed (tonnes) Average ore processed gold grade (ounces per ton)	692,300 0.016	586,200 0.013
Average ore processed gold grade (grams per tonne) Average ore processed silver grade (ounces per ton)	0.5355 0.362	0.4598 0.404
Average ore process silver grade (grams per tonne) Gold loaded on pad (contained ounces)	12.41 11,928	13.85 8,636
Silver loaded on pad (contained ounces)	276,043	261,021
Average ore processing throughput (tons per scheduled operating day)	8,479	8,852
Average ore processing throughput (tonnes per scheduled operating day) Gold produced (ounces)	7,692 7,975	8,030 2,830
Silver produced (ounces)	87,849	33,335

*	Figures are shown on 100% basis

Mining

808K tons of ore were mined during the third quarter with a strip ratio of 2.2:1 waste to ore. A total of 1,759K tons of ore has now been mined since January 2016 with a strip ratio of 2.2:1 waste to ore. The lower stripping ratio compared to the mine plan is due to more ore encountered on most benches mined during the third quarter in the Northwest Pit and in the Main Pit, Phase 1. This has resulted in more ore and less waste available for mining. Seven-day-per-week mining operations commenced in June.

Mining of the Northwest Pit commenced in 2015 and will continue into late 2017.  Mining of the Main Pit, Phase 1, commenced in early January of this year and will continue throughout 2017.

Reconciliation of the three most recently mined benches in the Northwest Pit showed 35% more ore and 42% more gold at 4% higher grade than predicted by the mine plan (based on the block model). In the Main Pit, Phase 1, the five most recently mined benches showed 14% more ore and 8% more gold at 5% lower grade. The foregoing ore quantities and grades are based on the results of mining activity to date, and may not necessarily be indicative of future results.

The development of the East Pit access road is completed. Bench mining for waste and over-burden in the East Pit commenced in June. An infill drilling program of the East Pit, for optimization of resources and mine planning, was completed in September. The results of the program are not currently available but the presence of the geologic structures was confirmed. The access road from the Primary Crusher to the East Pit was completed in the third quarter of 2016, and ore mining is anticipated to commence in 2017 with substantial ore delivery in the fourth quarter of 2017.

Processing and Production

The Company has made steady progress with the production rate of the crushing-screening plant and the pad-loading systems. HPGR performance continues to exceed original expectations. The hourly throughput of the plant, when operational, was above the design rate by 2% in the third quarter. Run-time was below expectations, but improvements continue to be experienced. The reduced run time was as a result of higher than expected wear on some components. Total pad loading production was 763K tons in the third quarter or 18% higher than in the second quarter. The daily average throughput for placing ore on the pad was 8,479 tons per scheduled operating day for the quarter. Seven-day-per-week process operations commenced in June.

At the end of September, 1.77 million tons loaded during 2016 were under leach on the heap-leach pad. In the third quarter of 2016, agglomerate quality and the porosity and permeability of the heap-leach pad continued to be good.

The average grade of ore processed during the third quarter was 0.016 ounces per ton gold and 0.362 ounces per ton silver. A total of 11,928 gold ounces and 276,043 silver ounces were placed on the heap leach pad during the third quarter.

Gold production commenced in April 2016. GQM LLC produced 7,975 gold ounces and 87,849 silver ounces during third quarter of 2016.

Cost of sales

The Project remains in the ramp-up phase and it is anticipated that operating costs will decrease as the average throughput improves.

Mining costs averaged $1.53 per ton mined during the third quarter of 2016. Mining unit costs were somewhat higher than anticipated due to the lower-than-anticipated tonnage moved during the quarter. However, total mining costs were 26% lower than expected. Equipment availability remained high.

Processing costs averaged $5.48 per ton processed during the third quarter of 2016. Processing unit costs were higher than anticipated due to the lower-than-anticipated tonnage loaded on the pad. Higher total costs were also due to greater-than-anticipated wear in some parts of the process plant. The excessive wear due to the ore’s abrasiveness is being addressed by a retrofit program in the plant including crusher liner improvements.

Site support, maintenance, and site G&A averaged $2.47 per ton processed during the third quarter of 2016. Site support and administrative unit costs were higher than expected due to the lower-than-anticipated pad-loading production and also for dust control initiatives and unanticipated insurance and legal costs. Maintenance costs were higher in the processing plant due to higher wear and start-up.

Total site operating costs averaged $13.13 per ton processed during the third quarter of 2016. Cash costs per ounce of gold sold were $854 per ounce net of silver by-product. The Project is still in the ramp-up phase, and cash costs are expected to decrease as gold production increases.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical Information:

The scientific and technical content of this news release was reviewed, verified, and approved by Peter A. Herrera, CPG; a qualified person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: This news release contains forward-looking information and statements within the meaning of applicable Canadian and United States securities laws (herein referred to as "forward-looking statements") that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All information and statements in this news release that are not statements of historical fact may be forward-looking statements, including the expected production results, grade and quantities or ore, operating costs, plant capacity and other statements regarding anticipated results. Such statements or information are only intentions and expectations of management and reflect the current beliefs of management and are based on information currently available to management. In addition, results of operations can vary significantly and past results may not necessarily be consistent with future results. Actual results and events may differ materially from those contemplated by these forward-looking statements due to these statements being subject to a number of risks and uncertainties. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature forward-looking statements involve assumptions and known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. A number of factors could cause actual results to differ materially from the those expressed or implied by the forward-looking statements, including, but not limited to, unexpected regulatory issues, and changes in the general economic and business conditions pertaining to Golden Queen’s operations. Should any risks or uncertainties that face Golden Queen and its subsidiaries materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this news release. Readers are cautioned that the foregoing list of risks is not exhaustive. Additional information on these and other factors that could affect the operations or financial results of Golden Queen and its subsidiaries are included in, Golden Queen’s short form base shelf prospectus and supplements thereto, and Golden Queen's annual financial statements and Management’s Discussion and Analysis for the year ended December 31, 2015, each of which has been filed under the Company’s profile on SEDAR (www.sedar.com) or with the SEC (www.sec.gov). Any forward-looking statement herein contained is made as of the date of this news release and Golden Queen does not assume any obligation to update or revise them to reflect new information, events or circumstances, except as required by law.